Exhibit 10.10
AMENDING AGREEMENT
THIS AGREEMENT dated as of the 28th day of March 2025.
BETWEEN:
i-80 GOLD CORP., a corporation incorporated under the laws of the Province of British Columbia
(herein called the "Seller")
- and -
OMF FUND III (HG) LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Administrative Agent
(herein called the "Administrative Agent")
WHEREAS the Seller, the Administrative Agent, the Guarantors and the Buyers entered into an amended and restated gold prepay purchase and sale agreement dated as of September 20, 2023 (as amended by an amending agreement dated as of April 25, 2024, as supplemented by a side letter agreement dated as of June 28, 2024 and as further amended by an amending agreement dated as of December 31, 2024, the "Prepay Agreement");
AND WHEREAS the parties hereto wish to amend certain provisions of the Prepay Agreement subject to the terms hereof;
NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements contained herein, the parties covenant and agree as follows:
Article 1
DEFINED TERMS
1.Capitalized Terms.
All capitalized terms which are used herein without being specifically defined herein shall have the meanings ascribed thereto in the Prepay Agreement.
Article 2
AMENDMENTS TO PREPAY AGREEMENT
1.General Rule.
Subject to the terms and conditions herein contained, the Prepay Agreement is hereby amended to the extent necessary to give effect to the provisions of this Agreement and to incorporate the provisions of this Agreement into the Prepay Agreement.
2.Amendments.
1.Section 2.4.2 is hereby amended by replacing the words ", Section 2.4.10 and 2.4.11" with ", Section 2.4.10, 2.4.11 and 2.4.12".

2.A new Section 2.4.12 is added as follows:
"2.4.12        Notwithstanding Section 2.4.2 and subject to the conditions in Section 2.4.11, the Quarterly Gold Quantity that otherwise would have originally been payable to the Buyers on March 31, 2025 may be delivered without penalty or before April 7, 2025; provided that if such Quarterly Gold Quantity is delivered on a date that is on or after April 1, 2025 (the date of such delivery being the "Adjusted Delivery Date") and the Gold Price on the day prior to such Adjusted Delivery Date is less than the Gold Price as at March 31, 2025, then the Quarterly Gold Quantity shall be equal to the Quarterly Gold Quantity that would have originally been payable to the Buyers on March 31, 2025 (accounting for the gross value of the delivery based on the then relevant Gold Price), adjusted with an additional amount of ounces to reflect the Gold Price on the day immediately preceding the Adjusted Delivery Date. For greater certainty, if the Gold Price on the day prior to such Adjusted Delivery Date is greater than the Gold Price as at March 31, 2025, then the Quarterly Gold Quantity shall be the amount of ounces that would have otherwise been delivered on March 31, 2025 and there shall be no adjustments to the Quarterly Gold Quantity."
3.The column labeled 3/31/2025 in Schedule 1.1.182 of the Prepay Agreement is hereby amended to read as follows: "4/07/2025".
Article 3
CONDITION PRECEDENT
1.Conditions Precedent.
This Agreement shall not become effective until:
(a)the Purchasers under the Stream Agreement and the Lenders under the Orion Convertible Credit Agreement shall have consented to this Agreement;
(b)the Seller, the Buyers and the Administrative Agent have executed and delivered this Agreement; and
(c)the Seller has paid all costs and expenses due pursuant to Section 4.7 hereof.
Article 4
MISCELLANEOUS
1.Future References to the Prepay Agreement.
On and after the date of this Agreement, each reference in the Prepay Agreement to "this Agreement", "hereunder", "hereof", or words of like import referring to the Prepay Agreement, and each reference in any related document to the "Prepay Agreement", "thereunder", "thereof", or words of like import referring to the Prepay Agreement, shall mean and be a reference to the Prepay Agreement as amended hereby. The Prepay Agreement, as amended hereby, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.
2.Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

3.Events of Default.
Notwithstanding any provision of the Prepay Agreement, there shall be no cure period for breach of any covenants contained in this Agreement (which includes, for greater certainty, those provisions amended in the Prepay Agreement pursuant to this Agreement) and any breach of such covenants will constitute an immediate Event of Default.
4.Inurement.
This Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.
5.Conflict.
If any provision of this Agreement is inconsistent or conflicts with any provision of the Prepay Agreement, the relevant provision of this Agreement shall prevail and be paramount.
6.Further Assurances.
The Seller shall do, execute and deliver or shall cause to be done, executed and delivered all such further acts, documents and things as the Administrative Agent may reasonably request for the purpose of giving effect to this Agreement and to each and every provision hereof.
7.Costs and Expenses.
The Seller shall pay to the Administrative Agent and the Buyers on demand all reasonable and documented costs and expenses (including, without limitation, all reasonable fees, expenses and disbursements of legal counsel) incurred by the Administrative Agent and the Buyers in connection with the review, negotiation and delivery of this Agreement and any ancillary documents related hereto or contemplated within.
8.Counterparts.
This Agreement may be executed in one or more counterparts and in electronic format, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties hereto have executed and delivered this agreement on the date first above written.

i-80 GOLD CORP.
By:	(signed) “Richard Young”
Name: Richard Young
Title: CEO

By:	(signed) “David Savarie”
Name: David Savarie
Title: SVP, General Counsel

OMF FUND III (HG) LTD., as Administrative Agent and Buyer
By:	(signed) “Garth Ebanks”
Name: Garth Ebanks
Title: Director

[Signature Page to the Prepay Amending Agreement (March 2025)]